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                                  SCHEDULE 1

         The Reporting Persons have engaged in the following transactions in Shares since September 30, 1999, the last day on which a transaction in the Shares by the Reporting Persons was reported on the Schedule 13D.


Transaction             Number of           Price
   Date                  Shares           Per Share*      Purchaser
-----------             ---------         ----------      ---------
11-10-99                  2,500             1.1875          Bisco
11-11-99                  1,200             1.2188          Bisco
11-12-99                 15,700             1.2822          Bisco
11-15-99                  2,700             1.3750          Bisco
11-16-99                  4,000             1.3125          Bisco
11-17-99                  5,500             1.3750          Bisco

* Excluding commissions


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